Exhibit 21.1

List of Subsidiaries

VSM Holdings Limited

VS MEDIA PTE. LTD.

VS Media Co Limited

VS MEDIA LIMITED

GRACE CREATION LIMITED

VS Media Limited

MLINK LIMITED

ST Meng PTE Ltd. (21% indirectly owned subsidiary)